Calculation of Filing Fee Tables

Form N-2

(Form Type)

Invesco Municipal Income Opportunities Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid*	Equity	Common Shares, $0.01 par value per share	Other(1)	24,500,000	6.11(1)	$149,695,000	0.00015310	$22,918.30

	Other	Rights to purchase Common Shares(2)

	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf

Fees Previously Paid	Equity	Common Shares, $0.01 par value per share	Other(3)	1,000,000	6.52(3)	$6,520,000	0.00015310	$998.22(3)

	Other	Rights to purchase Common Shares

Carry Forward Securities

Carry Forward Securities	Equity	Common Shares, $0.01 par value per share, and Preferred Shares

	Total Offering Amounts							$23,916.52

	Total Fees Previously Paid							$998.22

	Total Fee Offsets							—

	Net Fee Due							$22,918.30

(1)

The Registrant is relying upon Rule 457(c) under the Securities Act of 1933 (“Securities Act”) to calculate the registration fee. The maximum aggregate offering price is estimated solely for purposes of determining the registration fee based on the average of the high and low sales prices of the shares of Common Shares, as reported by the New York Stock Exchange on February 4, 2025, in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per security will be determined from time to time by the Registrant in connection with the sale by the Registrant of the securities registered under this Registration Statement.

(2)

No separate consideration will be received by the Registrant. Any shares issued pursuant to an offering of rights to purchase Common Shares, including any shares issued pursuant to an over-subscription privilege or a secondary over-subscription privilege, will be shares registered under this Registration Statement

(3)

The Registrant previously paid $998.22 in filing fees in reliance on Rule 457(c) under the Securities Act in connection with the initial filing of this Registration Statement on December 13, 2024. The maximum aggregate offering price was estimated solely for purposes of determining the registration fee based on the average of the high and low sales prices of the shares of Common Shares, as reported by the New York Stock Exchange on December 9, 2024, in accordance with Rule 457(c) under the Securities Act.

*

Registrant has previously submitted filing fees in an amount sufficient to register 25,500,000 Common Shares. This Amended and Restated Fee Exhibit is being filed to revise the previously filed Fee Exhibit only with respect to the amounts listed in the “Maximum Aggregate Offering Price”, which was filed with the Commission on February 7, 2025 (SEC Accession No. 0001104659-25-010545) as Exhibit (s) to Registrant’s Registration Statement on Form N-2 (333-283796; 811-05597). No changes are being made to the filing fees listed herein, and therefore no filing fees are required to be paid in connection with this Amended and Restated Fee Exhibit.